Revett Minerals Reports Operating and Financial Results for the Three and Nine Months Ended September 30, 2007.

November 12, 2007 Revett Minerals Inc., Spokane Valley, Washington (TSX-RVM) (“Revett” or the “Company”) is pleased to report on its operating and financial performance for the three months and nine months ended September 30, 2007. All currency in this report is in United States dollars unless otherwise indicated

The key operational and financial performance results for the three months and nine months ended September 30, 2007, included:

•	The Troy Mine (100% basis) reported net income before taxes of $13.0 million for the nine months ended September 30, 2007 and $1.8 million for the third quarter;
•	The Troy Mine (100% basis) generated $6.8 million cash during the nine months ended September 30, 2007 and $2.4 million cash during the third quarter of 2007;
•

Revett Minerals reported consolidated net income after taxes and non controlling interests of $3.9 million or $0.05 per share for the nine months ended September 30, 2007 and at loss of $0.1 million or ($0.00) per share for the three months ended September 30, 2007;

•

Because of the rock fall and related fatality which resulted in a twelve day cessation of under ground mining activities payable metals sales in the third quarter declined to 1.7 million pounds of copper and 181,322 ounces of silver compared to 3.6 million pounds of copper and 376,329 ounces of silver during the second quarter of 2007; and

•

Year to date metal sales are 8.1 million pounds of payable copper and 844,873 ounces of payable silver compared to total metal sales of 6.5 million pounds of copper and 817,250 ounces of silver for the full twelve months of 2006.

Mr. Bill Orchow, President and CEO, of the Company in commenting on the performance for the third quarter said “This quarter’s performance was significantly affected by a rock fall and related fatality that occurred on July 30, 2007 and subsequent reduction in tons mined caused by the temporary closure of certain areas in the East Ore Body. We believe that with the recently received approval to recommence mining in the East Ore Body, the Company will be able to increase production to or above the levels attained during the second quarter.”

CONSOLIDATED RESULTS

For the third quarter of 2007, Revett reported a net loss of $0.1 million or $(0.00) per share on revenue of $9.1 million. This compared to net income of $0.8 million or $0.01 per share during the third quarter of 2006 on revenue of $8.4 million. The year to date net profit is $3.9 million or $0.05 per share on record revenue of $35.7 million. For the first nine months of 2006, the Company reported net income of $3.1 million or $0.05 per share on revenue of $27.3 million.

Concentrate deliveries and sales during the third quarter of 2007 totaled 1.7 million pounds of payable copper and 181,322 ounces of payable silver compared to 1.6 million pounds of copper and 197,355 ounces of silver during the third quarter of 2006. Year to date sales are 8.1 million pounds of copper and 844,873 ounces of silver which exceeds total sales for the full twelve months of 2006, which was 6.5 million pounds of copper and 817,250 ounces of silver.

The cost of goods sold associated with the third quarter revenue was $7.0 million, an increase of $1.3 million (24%) over the same period in 2006. Costs increased because of higher labor expenditures (due to more people and higher wages), increased parts and supplies costs, and an increase in property and state mining taxes (the latter being a direct function of metal sales). Furthermore, during the temporary cessation of operations following the rock fall, all employees were kept on payroll. On an operating cost basis the cost per ton milled (calculated as mining costs per ton milled plus milling costs per ton milled plus mine indirect costs per ton milled) rose to $32.69 per ton compared to $26.56 per ton in the third quarter of 2006. In the second quarter of 2007, operating costs per ton milled averaged $22.04 per ton. The increase in operating costs per ton milled was a function of the low mill throughput and maintaining all employees on payroll while operations were temporarily halted.

Depreciation and amortization in this quarter was $0.3 million compared to $0.3 million in the third quarter of 2006 and $0.4 million in the second quarter of 2007. The Company uses the units-of-production method to depreciate the majority of Troy’s plant and equipment and therefore changes in throughput and ore reserves will result in corresponding adjustments to these expense items. The reclamation and closure accretion expense was $0.2 million in the third quarter of 2007 compared to $0.01 million in the second quarter of 2006 and $0.2 million in the second quarter of this year.

Exploration and development costs totaled $0.7 million in the third quarter of 2007 and have totaled $1.8 million year to date compared to $0.3 million in the third quarter of 2006 and $0.9 million for the first nine months of 2006. These costs have increased because of the continuation of the Troy Complex exploration program announced earlier this year.

General and Administration costs were $1.0 million in the third quarter of 2007, essentially the same as the second quarter of 2007 and compared to $0.7 million in the third quarter of 2006. The main factor affecting the general and administration costs on a quarter over quarter basis are changes in employees’ stock option compensation expense and any special projects undertaken by the Company to comply with emerging securities laws and regulations. Finally interest income and foreign exchange gains, net of interest expense, totaled $0.4 million in the third quarter of 2007 compared to net interest expense of $0.1 million during the second quarter of 2006.

As a result, net income before non controlling interest and taxes was $0.4 million for the third quarter of 2007 and $7.3 million for the year to date compared to $1.2 million for the third quarter of 2006 and $5.1 million for the first nine months of 2006. During the third quarter of 2007, there was a net loss after non controlling interest and taxes was $0.1 million or $(0.00) per share bringing the year to date net income after tax and non controlling interest to $3.9 million or $0.05 per share. In 2006, the third quarter net income was $0.8 million or $0.01 per share and for the first nine months of 2006 net income was $3.1 million or $0.05 per share.

At September 30, 2007, the Company’s cash and cash equivalents and short term investments, which consists of cash invested in fixed income securities, totaled $26.0 million compared to $27.6 million as at June 30, 2007. The decrease in cash was a primarily a result of the Company making a significant tax payment to the U.S. government.

THE TROY MINE

The table below illustrates certain key operating statistics for Troy (100% basis) for the three months ended September 30, 2007, with a comparison to the previous quarter and also for the three months ended September 30, 2006.

	Three Months Ended	Three Months Ended	Three Months Ended
	Sept. 30, 2007	Sept 30, 2006	June 30, 2007
Tons milled	208,186	227,093	337,712
Tons milled per day	2,263	2,468	3,711
Operating cost per ton	32.89	25.56	22.04
milled (USD)
Copper grade (%)	0.49	0.50	0.59
Silver grade (opt)	1.06	1.19	1.24
Copper recovery (%)	86.1	85.0	87.1
Silver recovery (%)	88.6	88.0	88.5
Copper produced (lbs)	1,753,207	1,929,940	3,490,930
Silver produced (ozs)	195,599	238,538	372,332

Production during the third quarter was adversely affected by the rock fall and associated fatality that occurred in the East Ore Body on July 30. Because of this incident, the Mines Safety and Health Administration (“MSHA”) ordered that the mining operations remain suspended until August 12, 2007 when operations resumed in certain areas of the mine. While tons milled per day is reported at 2,263 tons, this measure assumes that the mine operated for the full 92 calendar days, however if we adjust this measure by the 12 days that the mine was closed , then tons milled per day was 2,602 tons, better than milled throughput in the comparable quarter for 2006. Additionally, areas in the East Ore Body nearby the area of the rock fall were ordered off limits until the third week in October when mining operations were allowed to resume in most affected areas. Prior to the rock fall, the majority of ore was being sourced from the East Ore Body in or close to the area that the rock fall occurred in. Thus the mine was forced to switch from the East Ore Body to other areas in the mine which had lower grade ore and the mine did not have a sufficient number of developed areas to maintain production at levels experience just prior to the rock fall incident.

ABOUT REVETT

Revett Minerals, through its subsidiaries, has a 69% interest in Revett Silver Company which in turn has a 100% interest in both the Rock Creek Project and the Troy Mine, both of which are located in northwest Montana. Based on the drilling to date, Rock Creek contains an estimated inferred resource of 137 million tons grading 1.67 ounces silver per ton and 0.72% copper, containing approximately 229 million ounces of silver and over 2 billion pounds of copper using a cut off grade of US $10.00 per ton. Further information on both the Troy Mine and the Rock Creek Project may be found in the National Instrument 43-101 reports at www.sedar.com. These reports were prepared on behalf of the Company by Mr. Jean-Francois Couture, P.Geo. and Mr. Ken Reipas, P.Eng. of SRK Consulting (Canada). Both Mr. Couture and Mr. Reipas are Qualified Persons in accordance with National Instrument 43-101. All of these issues are discussed in greater detail in the Company’s official filings at www.sedar.com.

William Orchow
President & CEO

For more information, please contact:

Scott Brunsdon, CFO or Doug Ward, VP Corporate Development at (509) 921-2294 or visit our website at www.revettminerals.com.

Except for the statements of historical fact contained herein, the information presented in this press release may contain “forward–looking statements” within the meaning of applicable Canadian securities legislation and The Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including but not limited to those with respect to the price of silver and copper, the estimation of mineral reserves and resources, the realization of mineral reserve estimates, the effect on the Company’s operations of pending or planned legal challenges, the timing and amount of estimated future production, industrial accidents, and costs of production, all involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Generally, these forward looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects”, or “does not expect”, “is expected”, “is not expected”, “budget”, “plans”, “schedule”, “estimates”, “forecasts”, “intends”, “anticipates”, “or does not anticipate” or “believes” or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved”. Forward looking statements are subject to known and known risks, uncertainties and other factors. Such other factors may include, among others, ground control problems and flooding, metallurgical recovery problems, ore grade or tonnage shortfalls, labor disruptions or shortages of skilled labor, risks relating to environmental laws and regulations, the actual results of exploration activities, actual results of current reclamation activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined, future metal prices, changes in the quantity and costs of producing copper concentrate as well as those factors discussed in the section entitled “Risk Factors” in the annual information form filed on SEDAR at www.sedar.com. Although the Company has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Revett Minerals does not undertake to update any forward-looking statements that are incorporated by reference herein, except in accordance with applicable securities laws.

Revett Minerals Inc.
Consolidated Balance Sheets
at September 30, 2007
(expressed in thousands of United States dollars except share and per share amounts)

	September 30, 2007	December 31, 2006
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$21,096	$19,862
Short term investments	4,916	3,940
Receivables	1,943	980
Inventories (note 3)	4,589	4,005
Prepaid expenses and other	1,718	512
Total current assets	34,262	29,299
Property, plant, and equipment (net) (note 4)	57,529	56,012
Restricted cash (note 5)	7,298	7,043
Other long term assets	1,240	1,849

Total assets	$100,329	$94,203

Liabilities and shareholders equity
Current liabilities
Accounts payable and accrued liabilities	$5,386	$5,848
Current portion of lease and note obligations	9,875	4,387
Total current liabilities	15,261	10,235

Long-term portion of debt (note 6)	2,207	9,354
Reclamation and remediation	7,066	7,603
Future income tax	9,425	8,353
Total liabilities	33,959	35,545

Non controlling interest	10,353	8,524

Shareholders' equity
Preferred stock, no par value, unlimited authorized,
nil issued and outstanding
Common stock, no par value unlimited authorized,
73,197,703 (2006 – 71,904, 088) shares issued and outstanding (note 7)	55,316	53,989
Contributed surplus	1,464	816
Accumulated other comprehensive income	-	-
Deficit	(763)	(4,671)
	56,017	50,134

Total liabilities and shareholders equity	$100,329	$94,203

See accompanying notes to interim consolidated financial statements.

Revett Minerals Inc.
Consolidated Statement of Operations
Three and nine months ended September 30, 2007 and 2006
(expressed in thousands of United States dollars except share and per share amounts)
(unaudited)

		Three month period	Three month period	Nine month period	Nine month period
		September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006

Revenues	$
		9,136	$8,405	$35,754	$27,339
Expenses:
Cost of sales		7,049	5,702	23,356	17,925
Depreciation and amortization		280	320	1,115	1,072
Exploration and development		656	302	1,756	943
General & administrative		1,074	736	3,113	1,952
Accretion of reclamation and remediation liability		162	30	485	97
		9,221	7,090	29,825	21,989
Income (loss) from operations
		(85)	1,315	5,929	5,350

Other expenses (income):
Interest expense		336	309	1,079	826
Interest and other income		(326)	(203)	(1,017)	(552)
Foreign exchange (gain) loss		(449)	3	(1,415)	-
Total other expenses		(439)	109	(1,353)	274

Net income before non controlling interest and taxes		354	1,206	7,282	5,076

Income taxes(recovery)		(385)	105	944	747

Net income before non controlling interest		739	1,101	6,338	4,329

Non controlling interest		859	329	2,430	1,255

Net income (loss) for the period		$(120)	$772	$3,908	$3,074

Basic earnings (loss) per share		$(0.00)	$0.01	$0.05	$0.05

Diluted earnings (loss) per share		$(0.00)	$0.01	$0.05	$0.05

Weighed average number of shares outstanding		73,197,703	60,048,714	72,976,235	60,047,923

Weighted average number of diluted shares outstanding		73,197,703	60,267,964	73,542,289	60,267,173

See accompanying notes to interim consolidated financial statements.

Revett Minerals Inc.
Consolidated Statement of Cash Flow
Three and nine months ended September 30, 2007 and 2006
(expressed in thousands of United States dollars except share and per share amounts)
(unaudited)

	Three month period	Three month period	Nine month period	Nine month period
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006

Cash flows from operating activities:
Net income (loss) for the period	$(120)	$772	$3,908	$3,074
Adjustment to reconcile loss to net cash used by operating
Activities
Depreciation and amortization	280	320	1,115	1,072
Accretion of reclamation and remediation liability	162	30	485	97
Stock based compensation	152	(4)	648	21
Loss on disposal of fixed assets	7	-	7	-
Future income tax expense (recovery)	(385)	105	944	747
Non controlling interest	859	329	2,430	1,256
Accrued interest on reclamation bond	(87)	(82)	(254)	(241)
Amortization of prepaid insurance premium	14	34	107	112
Change in FV of forward contracts	(594)	-	1,051	-
Changes in:
Accounts receivable	2,509	3,730	(963)	(794)
Inventory	(333)	(1,077))	(584)	(2,625)
Prepaid expenses and other	(1,030)	40	(1,206)	(29)
Accounts payable	(931)	(201)	(1,517)	332
Net cash used by operating activities	503	3,996	6,171	3,022

Cash flows from investing activities:
Proceeds (sale) of short term investments	968	2,494	(976)	4,521
Other long term assets	25	58	502	128
Purchase of plant and equipment	(429)	(1,045)	(1,296)	(1,214)
Purchase of minority interest	(1,003)		(1,003)
Net cash provided (used) by investing activities	(439)	1,507	(2,773)	3,435

Cash flows from financing activities:
Proceeds form the issuance of common stock, net	-	4	1,327	4
Proceeds from long term debt	-	650	-	650
Repayment of debt	(402)	(577)	(2,746)	(1,648)
Repayment of capital leases	(321)	(156)	(745)	(373)
Net cash from (used by) financing activities	(723)	(79)	(2,164)	(1,367)

Net (decrease) increase in cash and cash equivalents	(659)	5,424	1,234	5,090
Cash and cash equivalents, beginning of period	21,755	4,274	19,862	4,608
Cash and cash equivalents, end of period	$21,096	$9,698	$21,096	$9,698

Supplementary cash flow information:
Cash paid for interest expense	$519	$423	$1,306	$1,168
Income taxes paid	$1,200	$-	$1,200	$-

Non cash transactions:	$-	$-	$1,834	$-
Purchase of equipment through capital lease

See accompanying notes to interim consolidated financial statements.

Revett Minerals Inc.
Consolidated Statement of Shareholders’ Equity
Nine months ended September 30, 2007 and 2006
(expressed in thousands of United States dollars except share and per share amounts)
unaudited

	Common Shares		Contributed
	Shares	Amount	Surplus	Deficit	Total

Balance, December 31, 2005	60,047,503	$42,701	$243	$(2,940)	$40,004
Issued on the exercise of stock options					-
Issued on the exercise of share purchase
warrants	-	-			-
Stock-based compensation on options
granted			-		-
Net income for the period				3,074	3,074
Balance, September 30, 2006	60,047,503	$42,701	$243	$134	$43,078

	Common Shares		Contributed
	Shares	Amount	Surplus	Deficit	Total

Balance, December 31, 2006	71,904,088	$53,989	$816	$(4,671)	$50,134
Issued on the exercise of stock options					-
Issued on the exercise of share purchase
Warrants	1,293,615	1,327			1,327
Stock-based compensation on options
granted			648		648
Net income for the period				3,908	3,908
Balance, September 30, 2007	73,197,703	$55,316	$1,464	$(763)	$56,017

See accompanying notes to interim consolidated financial statements.